Exhibit 99.1







              UNITED FINANCIAL CORP. ANNOUNCES DEFINITIVE AGREEMENT
                     TO SELL VALLEY BANCORP, INC. SUBSIDIARY


GREAT FALLS, MONTANA, MAY 22, 2003 -
United Financial Corp. (NASDAQ "UBMT") today announced the signing of a definitive agreement providing for the sale of Valley Bancorp, Inc. (a majority-owned affiliate of United) to Marquette Financial Companies. Under the terms of the agreement, Valley shareholders will receive net proceeds of approximately $8.04 per share in cash at the time of closing of the merger, assuming all outstanding options are exercised. United will receive approximately $9.0 million from the sale, resulting in an approximate after-tax gain of $1.0 million.

Kurt R. Weise, Chairman and CEO of United commented, "We have been pleased with the results of our investment in Valley. However, United continues to focus on our core markets, and intends on redeploying the capital from the Valley transaction into those markets."

Valley Bancorp is the parent company of Valley Bank of Arizona, a community bank with approximately $68 million in assets and offices in Phoenix and Scottsdale. Marquette Financial is a national financial services company that owns Community Bank of Arizona, a bank with eight offices in the state and approximately $420 million in assets.

The transaction is subject to shareholder and regulatory approval and other conditions, but is expected to close in the third quarter of 2003.

Valley Bancorp is being advised in the transaction by the investment banking firm of D.A. Davidson & Co.



For further information, contact:

Kurt R. Weise
Chairman and CEO
United Financial Corp.
(763) 512-5299